EXHIBIT 99.1

Harsco Sets Third Quarter Sales and Earnings Records

Diluted EPS from Continuing Operations Up 30% to 74 Cents

 - Third quarter diluted EPS from continuing operations up
   30 percent to a record $0.74 vs. $0.57 in prior year
 - Company reports total third quarter diluted EPS of $0.93, including $0.19 from discontinued operations due to favorable settlement of Federal Excise Tax dispute, vs. total third
   quarter diluted EPS of $0.69 in prior year
 - Third quarter sales up 16 percent to a record $617 million
 - Company reaffirms its full-year 2004 guidance for diluted EPS from continuing operations of $2.55 - $2.65, and its present view for 2005 is $3.00 - $3.10
 - Company expects full-year cash from operations of $280 million and growth-related capital expenditures of $80-$100 million

HARRISBURG, Pa., Oct. 21, 2004 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record diluted earnings per share from continuing operations of $0.74 in the third quarter of 2004, compared with $0.57 in the third quarter of 2003, an increase of 30 percent. Income from continuing operations was a record $30.7 million, compared with $23.4 million last year, an increase of 31 percent. Third quarter sales totaled $617 million, also a record, and up 16 percent from sales of $530 million in the same period last year. Positive foreign currency translation contributed $24 million to this year's third quarter sales and $0.7 million to pre-tax income.

Income from discontinued operations for the third quarter was $7.9 million after-tax, or $0.19 per share, reflecting the previously reported favorable settlement which fully resolved a long-standing Federal Excise Tax (FET) dispute with the U.S. Government concerning U.S. Army five-ton trucks formerly produced by the Company. The Company expects to receive its cash payment refund of approximately $12.5 million pre-tax in the fourth quarter of 2004. In the third quarter of 2003, income from discontinued operations was $5.1 million, or $0.12 per share, which reflected the Company's reassessment of its litigation reserve in this matter after the United States Court of Federal Claims denied entirely the Federal Government's motion for summary judgment and the parties entered into definitive settlement negotiations.

For the first nine months of 2004, income from continuing operations was $78.5 million, or $1.89 diluted earnings per share, compared with income from continuing operations of $61.3 million, or $1.50 per share in the first nine months of 2003, an increase in income and EPS of 28 percent and 26 percent, respectively. Sales for the first nine months of 2004 were $1.79 billion, an increase of 15 percent from sales of $1.55 billion in the same period a year ago. Positive foreign currency translation contributed approximately $83 million to this year's nine month sales and $3.6 million to pre-tax income.

Income from discontinued operations for the first nine months of 2004 was $7.7 million after-tax, or $0.19 per share, principally representing the previously mentioned favorable settlement of the FET dispute. Income from discontinued operations in the first nine months of 2003 was $5.3 million, or $0.13 per share, principally representing the above-mentioned reassessment by the Company of its litigation reserve in the FET matter.

The estimated effective income tax rate from continuing operations for the third quarter and first nine months of 2004 was 27.1 percent and 29.6 percent, respectively, compared with 29.9 percent and 30.6 percent in the similar periods last year. The Company anticipates an effective tax rate from continuing operations of approximately 30.0 percent for the fourth quarter and all of 2004, compared with 30.7 percent for the year 2003.

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "The growth momentum in our operations during the first half of the year has continued into the third quarter with record results, even though significantly higher steel, energy, transportation, and Sarbanes-Oxley Act costs were experienced.

"A foundation of Harsco's success is our ability to generate high levels of cash flow from operations. These cash flows have enabled us to fund maintenance capital requirements, reward our stockholders with 218 consecutive dividends, and invest in an increasing number of growth initiatives, particularly in new services contracts within our predictable and consistent Mill Services Segment, providing a platform for Harsco's future growth prospects.

"We remain confident that our Economic Value Added (EVA(r)) discipline, formalized Company-wide three years ago, along with our Six Sigma process improvement initiatives, will further enhance operating margin performance in all areas of the Company."

Third Quarter Business Review

Mill Services

Sales in the third quarter increased 17 percent to $245 million from $209 million in last year's third quarter. Organic growth was responsible for $24 million of the increase, or 11 percent, while positive foreign currency translation contributed $12 million, or 6 percent. Operating income for the quarter increased by 21 percent to $25.0 million, from $20.7 million in the same period last year. Positive foreign currency translation increased operating income in the quarter by approximately $0.8 million. Operating margins improved by 30 basis points to 10.2 percent from 9.9 percent in the third quarter last year.

The outlook for the Mill Services Segment continues to be favorable. Global steel production is expected to remain strong into 2005. The Company sees increasing opportunities for its wide range of outsourced mill services, as evidenced by the recent announcements of several new contracts, both for expanded services with existing customers and with new customers. So far this year, the Company has increased its capital investments for this Segment by approximately 48 percent over last year to $88 million, of which approximately 40 percent has been for growth initiatives. The Company expects to further accelerate its growth capital investments over the next 12 months.

Access Services

Third quarter sales increased 14 percent to $176 million from $155 million last year. Operating income in the third quarter increased 22 percent to $13.4 million, from $11.0 million in the third quarter of 2003. Positive foreign currency translation increased sales by approximately $11.0 million and operating income by approximately $0.5 million in the quarter. Operating margins increased by some 50 basis points to 7.6 percent from 7.1 percent in last year's third quarter.

The quarter's improved operating performance was led by continued growth in both sales and income from international operations (79 percent of year-to-date sales) and an improved cost structure in the domestic operations. A gradually improving outlook in U.S. non-residential construction spending, together with continued strong performance from international operations, is expected to result in further improvements for the remainder of 2004 and into 2005.

Engineered Products and Services ("All Other")

Sales in the third quarter increased 20 percent to $112 million from $93 million last year. Operating income increased to $13.7 million, up 22 percent from $11.2 million in the third quarter of last year. Positive foreign currency translation increased sales by approximately $0.7 million in the quarter, but had no material effect on operating income. Operating margins remained strong at 12.2 percent, a 10 basis point increase from 12.1 percent last year.

Contributing to the quarter's positive performance was the continued turnaround of the Company's IKG industrial grating products unit, where a new business model was successfully implemented late last year to improve performance. Improved sales and operating income were also posted by the Company's Reed Minerals and Air-X-Changers businesses. Results in the Patterson-Kelley business were down slightly from last year due to an unfavorable product mix. Harsco Track Technologies continues to maintain a strong order book and, as previously reported, is expected to post the strongest quarter in the history of this business in the fourth quarter, when much of the present backlog is expected to be delivered.

Gas Technologies

Sales in the third quarter were up 14 percent to $84 million from $74 million last year. Operating income of $2.4 million was down 17 percent from last year's $3.0 million. Operating margins declined 110 basis points to 2.9 percent from 4.0 percent last year. The effect of foreign currency translation was not material. Income and margins were negatively affected in the quarter by $4.1 million in higher LIFO cost of sales expense compared with last year's third quarter, due to the substantial inflation in commodity prices in 2004, particularly steel. LIFO matches the most recently incurred costs with current revenues by charging cost of goods sold with the costs of goods most recently acquired or produced. In periods of rising prices, reported costs under LIFO are generally greater than under the FIFO method.

Although international operations in China, Malaysia and Slovakia are expected to continue their growth, fourth quarter results for this Segment are expected to be down as some of the larger domestic operations experience a slowdown in orders from the strong first nine months, due to customer pre-buying earlier in the year. Also, higher LIFO cost of sales expense is expected in the fourth quarter due to the continuing rise in commodity prices. In addition, a possible delay in certain raw materials for composite cylinders could adversely affect results in the fourth quarter.

Liquidity and Capital Resources

Net cash provided by operating activities in the third quarter was $69 million, up 7 percent from $64 million in last year's third quarter. For the first nine months, net cash provided by operating activities was $166 million compared with $154 million last year. The Company expects to achieve its 2004 target of a record $280 million in cash flow from operations. Net cash used by investing activities in the third quarter was $54 million, up 64 percent from last year's $33 million, as capital expenditures continue to expand, principally from new long-term contracts in the Company's Mill Services Segment. Through the first nine months of 2004, the Company has made $154 million in capital investments, an increase of 59 percent over 2003. The Company expects to invest a record $200 million in capital investments in 2004, approximately 50 percent of which will be for growth initiatives.

For the third quarter, debt rose a modest $17 million, due primarily to the increase in capital expenditures. Despite this modest increase in debt levels, the Company's debt-to-capital ratio of 43.6 percent is 50 basis points lower than the 44.1 percent reported at the end of the prior quarter and the previous year-end.

Economic Value Added (EVA(r))

As the Company nears completion of its third year under its formal Economic Value Added (EVA(r)) program, the success of this initiative continues to become more evident. During the first nine months of 2004, EVA has improved in seven of the Company's nine operating units. In addition, EVA has substantially improved for the Company as a whole during the first nine months and is expected to conclude 2004 well ahead of established Company goals for the second consecutive year.

Outlook

The Company's successful execution of strategy is evidenced by the solid results of the first nine months of 2004. The Company will continue to focus on expanding its industrial services offerings to existing customers as well as new customers on a global scale. Record capital investments and new contract signings will provide the foundation for growth into the future. This growth will be augmented by strategic acquisitions.

The Company expects the final quarter of 2004 to reflect growth as well, based on continued strength from the Company's fast-growing Mill Services Segment, overall growth from its Access Services Segment, led by international operations, and continued strong performance from the Engineered Products and Services businesses, where the Harsco Track Technologies unit is expected to have record fourth quarter results. However, weakness in the Gas Technologies Segment, as previously discussed, is expected to lower performance for this Segment in the fourth quarter. The Company will benefit from a slightly lower effective income tax rate from continuing operations in the final quarter compared with last year's 30.7 percent.

The Company's view remains that 2004 earnings from continuing operations will be in the range of $2.55 to $2.65 per diluted share. As such, the Company expects fourth quarter earnings from continuing operations to be in the area of $0.66 to $0.76 per diluted share. This guidance reflects growth from continuing operations of 20 to 25 percent over last year's earnings of $2.12 per diluted share.

With respect to 2005, the Company's present view is that earnings from continuing operations will be in the range of $3.00 to $3.10 per diluted share. This view is supported by the Company's continuing focus on increased organic growth investments in its industrial services businesses, particularly Mill Services, augmented by the potential for targeted bolt-on acquisitions; improving fundamentals and performance from the Access Services business as well as year-over-year improvements from the Gas Technologies and Engineered Products and Services businesses; and the continuing benefits of the Company's strong EVA and Six Sigma disciplines. The Company's view assumes no material change in either pension expense or foreign currency translation rates.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 9944344.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and engineered products company with annual sales in excess of $2 billion. The company employs 18,000 people in more than 40 countries of operation. Harsco's market-leading businesses provide mill services, access services, gas containment and control technologies, and engineered products and services to customers worldwide. Additional information about Harsco can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
 (In thousands, except per share amounts)

                          Three Months Ended      Nine Months Ended
                             September 30           September 30
                           2004        2003       2004        2003
 ====================================================================
 Revenues from continuing
  operations:
   Service sales         $439,956  $376,951    $1,286,563  $1,098,673
   Product sales          177,332   153,234       504,575     455,874
 --------------------------------------------------------------------
    Total revenues        617,288   530,185     1,791,138   1,554,547
 --------------------------------------------------------------------

 Costs and expenses from
  continuing operations:
   Cost of services sold  325,453   277,994       956,839     812,217
   Cost of products sold  145,292   121,991       410,772     367,284
   Selling, general and
    administrative
    expenses               90,594    81,553       268,053     243,518
   Research and develop-
    ment expenses             590       695         1,971       2,367
   Other expenses             907     2,172         4,480       4,509
 --------------------------------------------------------------------
    Total costs and
     expenses             562,836   484,405     1,642,115   1,429,895
 --------------------------------------------------------------------

   Operating income from
    continuing operations  54,452    45,780       149,023     124,652

 Equity in income of
  unconsolidated entities,
  net                          38        10           210         271
 Interest income              454       482         1,655       1,558
 Interest expense         (10,092)  (10,271)      (30,412)    (30,797)
 --------------------------------------------------------------------

   Income from continuing
    operations before
    income taxes and
    minority interest      44,852    36,001       120,476      95,684

 Income tax expense       (12,147)  (10,781)      (35,616)    (29,266)
 --------------------------------------------------------------------

   Income from continuing
    operations before
    minority interest      32,705    25,220        84,860      66,418

 Minority interest in net
  income                   (2,031)   (1,846)       (6,349)     (5,120)
 --------------------------------------------------------------------

 Income from continuing
  operations               30,674    23,374        78,511      61,298
 --------------------------------------------------------------------

 Discontinued operations:
  Loss from operations of
   discontinued business     (203)     (206)         (619)       (415)
  Gain/(loss) on disposal
   of discontinued
   business                   (36)      106          (124)        634
  Income related to
   discontinued defense
   business                12,529     8,030        12,753       8,030
  Income tax expense       (4,411)   (2,838)       (4,298)     (2,953)
 --------------------------------------------------------------------
 Income from discontinued
  operations                7,879     5,092         7,712       5,296
 --------------------------------------------------------------------
   Net Income            $ 38,553  $ 28,466    $   86,223  $   66,594
 ====================================================================

 Average shares of common
  stock outstanding        41,165    40,752        41,061      40,637

 Basic earnings per
  common share:
   Continuing operations $    .75  $    .57    $     1.91  $     1.51
   Discontinued
    operations                .19       .12           .19         .13
 --------------------------------------------------------------------
 Basic earnings per
  common share           $    .94  $    .70(a) $     2.10  $     1.64
 ====================================================================

 Diluted average shares
  of common stock
  outstanding              41,589    41,100        41,525      40,877
 ====================================================================

 Diluted earnings per
  common share:
   Continuing operations $    .74  $    .57    $     1.89  $     1.50
   Discontinued
    operations                .19       .12           .19         .13
 --------------------------------------------------------------------
 Diluted earnings per
  common share           $    .93  $    .69    $     2.08  $     1.63
 ====================================================================
 (a)  Does not total due to rounding.

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
 (In thousands)

                                           September 30    December 31
                                                2004         2003 (a)
 ====================================================================
 ASSETS

 Current assets:
   Cash and cash equivalents               $    93,459    $    80,210
   Accounts receivable, net                    526,977        446,875
   Inventories                                 244,201        190,221
   Other current assets                         58,869         47,045
 --------------------------------------------------------------------
     Total current assets                      923,506        764,351
 --------------------------------------------------------------------
 Property, plant and equipment, net            884,576        865,374
 Goodwill, net                                 409,596        407,846
 Other assets                                  101,660         97,483
 Assets held for sale                            1,884          2,981
 --------------------------------------------------------------------
     Total assets                          $ 2,321,222    $ 2,138,035
 ====================================================================

 LIABILITIES

 Current liabilities:
   Short-term borrowings                   $    15,950    $    14,854
   Current maturities of long-term debt         18,557         14,252
   Accounts payable                            204,712        188,430
   Accrued compensation                         53,805         46,034
   Income taxes                                 56,952         45,116
   Dividends payable                            11,335         11,238
   Other current liabilities                   212,617        175,151
 --------------------------------------------------------------------
     Total current liabilities                 573,928        495,075
 --------------------------------------------------------------------
 Long-term debt                                612,671        584,425
 Deferred income taxes                          74,568         66,855
 Insurance liabilities                          52,465         47,897
 Retirement plan liabilities                   118,183        115,190
 Other liabilities                              51,233         50,707
 Liabilities associated with assets
  held for sale                                    617            898
 --------------------------------------------------------------------
     Total liabilities                       1,483,665      1,361,047
 --------------------------------------------------------------------

 SHAREHOLDERS' EQUITY

 Common stock                                   84,624         84,197
 Additional paid-in capital                    131,875        120,070
 Accumulated other comprehensive expense      (173,560)      (169,427)
 Retained earnings                           1,398,082      1,345,787
 Treasury stock                               (603,464)      (603,639)
 --------------------------------------------------------------------
     Total shareholders' equity                837,557        776,988
 --------------------------------------------------------------------
     Total liabilities and
      shareholders' equity                 $ 2,321,222    $ 2,138,035
 ====================================================================
 (a) As permitted by the Financial Accounting Standards Board (FASB)
     Statement No. 144, "Accounting for the Impairment or Disposal of
     Long-Lived Assets," 2003 information has been reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

                           Three Months Ended      Nine Months Ended
                               September 30          September 30
                             2004       2003       2004         2003
 ====================================================================
 Cash flows from operating
 activities:
  Net income              $ 38,553  $  28,466  $  86,223    $  66,594
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
    Depreciation            45,047     42,660    133,448      123,433
    Amortization               670        544      1,859        1,262
    Equity in income of
     unconsolidated
     entities, net             (38)        (9)      (210)        (271)
    Dividends or
     distributions from
     unconsolidated
     entities                   --         --        544        1,335
    Other, net             (11,593)    (6,406)    (5,823)      (3,908)
    Changes in assets and
     liabilities, net of
     acquisitions and
     dispositions of
     businesses:
      Accounts receivable  (10,161)   (17,177)   (67,015)     (53,637)
      Inventories          (27,393)    (3,486)   (54,079)      (3,151)
      Accounts payable       5,104      4,959     16,710       (5,921)
      Net disbursements
       related to dis-
       continued defense
       business                (66)      (605)      (220)      (1,039)
      Other assets and
       liabilities          28,745     15,140     54,388       29,717
 --------------------------------------------------------------------

    Net cash provided by
     operating activities   68,868     64,086    165,825      154,414
 --------------------------------------------------------------------

 Cash flows from investing
  activities:
   Purchases of property,
    plant and equipment    (54,727)   (34,038)  (153,883)     (96,827)
  Purchase of businesses,
   net of cash acquired         --        (43)    (5,165)     (23,529)
  Proceeds from sales of
   assets                      816      1,261      3,564       14,218
 --------------------------------------------------------------------

    Net cash used by
     investing activities  (53,911)   (32,820)  (155,484)    (106,138)
 --------------------------------------------------------------------

 Cash flows from financing
  activities:
   Short-term borrowings,
    net                       (729)    (3,110)     1,610      (14,078)
  Current maturities and
   long-term debt:
    Additions               53,825    182,587    152,829      264,879
    Reductions             (35,499)  (192,755)  (121,409)    (273,862)
  Cash dividends paid on
   common stock            (11,314)   (10,685)   (33,831)     (31,971)
  Common stock
   issued-options            2,376      3,438     10,350        7,485
  Other financing
   activities               (2,183)      (608)    (4,778)      (4,160)
 --------------------------------------------------------------------

    Net cash provided
     (used) by financing
     activities              6,476    (21,133)     4,771      (51,707)
 --------------------------------------------------------------------

 Effect of exchange rate
  changes on cash              492      2,457     (1,863)       9,864
 --------------------------------------------------------------------

 Net increase in cash and
  cash equivalents          21,925     12,590     13,249        6,433

 Cash and cash equivalents
  at beginning of period    71,534     63,975     80,210       70,132
 --------------------------------------------------------------------

 Cash and cash equivalents
  at end of period        $ 93,459  $  76,565  $  93,459    $  76,565
 ====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                          Three Months Ended      Three Months Ended
                          September 30, 2004      September 30, 2003

                                    Operating              Operating
                                     Income                 Income
                         Sales(a)   (loss)(b)   Sales(a)   (loss)(b)
 --------------------------------------------------------------------
 Mill Services Segment  $  244,904  $  24,958 $   208,591  $  20,681
 Access Services Segment   176,338     13,446     154,771     11,008
 Gas Technologies
  Segment (c)               84,448      2,444      74,193      2,952
 Engineered Products and
  Services ("all other")
  Category (c)             111,598     13,667      92,630     11,224
 General Corporate              --        (63)         --        (85)
 --------------------------------------------------------------------
 Consolidated Totals    $  617,288  $  54,452 $   530,185  $  45,780
 ====================================================================

                          Nine Months Ended       Nine Months Ended
                          September 30, 2004      September 30, 2003

                                    Operating              Operating
                                     Income                 Income
                         Sales(a)   (loss)(b)   Sales(a)   (loss)(b)
 --------------------------------------------------------------------
 Mill Services Segment  $  723,445  $  75,056  $  600,607  $  63,074
 Access Services
  Segment                  517,273     31,168     460,077     26,361
 Gas Technologies
  Segment (c)              244,964     10,799     212,125      9,880
 Engineered Products
  and Services ("all
  other") Category (c)     305,456     33,007     281,738     24,683
 General Corporate              --     (1,007)         --        654
 --------------------------------------------------------------------
 Consolidated Totals    $1,791,138  $ 149,023  $1,554,547  $ 124,652
 ===================================================================
 (a) Sales from continuing operations.
 (b) Operating income (loss) from continuing operations.
 (c) Segment information for prior periods has been reclassified to conform with the current presentation. Due to management changes, effective January 1, 2004, the air-cooled heat exchangers
     business, which was previously classified in the Gas Technologies
     Segment, is classified in the Engineered Products & Services
     ("all other") category.

CONTACT:
Harsco Corporation, Camp Hill
Media Contact
Kenneth Julian
717.730.3683
kjulian@harsco.com

Investor Contact
Eugene M. Truett
717.975.5677
etruett@harsco.com

www.harsco.com